EXHIBIT 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYX REPORTS FIRST QUARTER 2010

RESULTS OF OPERATIONS -

ATI-7505 End of Phase 2 Meeting Held

FREMONT, CA., May 13, 2010 — ARYx Therapeutics, Inc. (NASDAQ: ARYX) today reported results of operations and provided an update on its business activities for the first quarter ended March 31, 2010.

“ARYx made substantial progress on two fronts in this quarter towards optimizing the value of our assets for our stockholders. First, we held an End of Phase 2 meeting with the Food and Drug Administration (FDA) regarding our gastrointestinal therapy, ATI-7505, and are very pleased with the outcome. The FDA has given us clear guidance on the path forward into Phase 3 and ultimately to the filing of a New Drug Application (NDA). Second, we have submitted to the FDA the Phase 3 protocol for the real-world trial of our anticoagulant therapy, tecarfarin, under the Special Protocol Assessment (SPA) procedure,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx. “Both of these achievements further clarify the road to the potential approval and commercialization of these two assets and enhance our work with Cowen and Company (Cowen), the investment bank retained just over two months ago to advise ARYx on our best strategic alternatives,” added Dr. Goddard.

Company Highlights

•                  In February 2010, ARYx retained Cowen, an investment bank, to explore and recommend strategic alternatives for the company going forward. Concurrently, ARYx restructured its operations in order to conserve resources and support the process of reviewing strategic alternatives, reducing its workforce to 17 employees. The company believes that the work with Cowen has progressed well in the last 10 weeks and has generated interest which could result in partnerships on one or more of the three lead product candidates, the sale of ARYx’s assets, in whole or in part,

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,  Fremont, CA 94555  Ph: 510-585-2200  Fax: 510-585-2202

www. aryx.com

or some similar arrangement through which the value of ARYx’s assets to stockholders could be optimized.

•                  ARYx held an End of Phase 2 meeting with the FDA regarding the company’s gastrointestinal product candidate, ATI-7505, in early April 2010.  Over 1000 patients and subjects have now been treated with the compound and based on its safety profile to date, the FDA indicated that ICH guidelines should be acceptable for the safety database at the time of filing of an NDA. In addition, following a review of the results from the Thorough QT trial and the database from comprehensive cardiovascular monitoring of all subjects treated to date, the FDA also confirmed that there would be no special monitoring requirements in Phase 3. The FDA provided clear guidance on the outline for the Phase 3 clinical trials for ATI-7505 in the treatment of Chronic Idiopathic Constipation (CIC), including the requirements for efficacy that must be demonstrated at the primary endpoint in those clinical trials.

•                  ARYx announced earlier this year that it had received guidance from the FDA that only one additional clinical trial is required for the filing of an NDA for its anticoagulant agent tecarfarin, should the safety and efficacy data from that trial support tecarfarin’s approval. Based upon the FDA guidance received, ARYx has now submitted a proposed protocol for this remaining trial for consideration under a SPA, detailing the clinical trial that will compare the safety and efficacy of tecarfarin to the leading oral anticoagulant agent, warfarin, in a real-world clinical setting.  The submitted protocol design is intended to allow tecarfarin to demonstrate superiority to warfarin in appropriately controlling the patient’s level of anticoagulation.  ARYx believes that should the FDA agree to a SPA on tecarfarin, the value of tecarfarin in the current Cowen process could be enhanced.

•                  ARYx announced in October 2009 that it arranged for a committed equity financing facility under which the company could sell shares of its common stock to Commerce Court Small Cap Value Fund, Ltd. over a 24-month period. Subsequently, ARYx filed a Registration Statement on Form S-1 with the Securities and Exchange Commission covering the resale of the up to 5,494,290 shares of common stock issuable under this facility. As of the end of the first quarter of 2010, ARYx has completed raising funds under this equity line financing facility and has issued substantially all of the shares that could be sold under its terms, and has raised a total of approximately $7.2 million in net proceeds of which $6.4 million was raised in 2010. ARYx currently estimates that the approximate $6.3 million in cash and cash equivalents balance as of March 31, 2010 will allow the company to operate at its current burn rate, including servicing its scheduled debt payments, into September 2010, by which time the company expects to have indications about the results of the current strategic process with Cowen. ARYx is also actively pursuing other options for continued funding beyond September 2010, if required.

Results of Operations

ARYx ended the first quarter of 2010 with approximately $6.3 million in cash and cash equivalents.  The net loss for the first quarter of 2010 was $6.4 million, or $0.22 per share, compared to a net loss of $9.4 million, or $0.36 per share, in the same quarter of 2009. The first quarter 2010 net loss includes a charge of $1.1 million related to the February restructuring of operations. Of this amount, approximately $900,000 was paid in cash and $200,000 was paid in ARYx common stock. ARYx had no revenue during the first quarter of 2010 or 2009.

Research and development expenses for the first quarter of 2010 were $2.2 million compared to $6.8 million in the first quarter of last year. Included in research and development expenses in the first quarter of 2010 were costs related to the close-out of the 600 patient EmbraceAC trial of tecarfarin that was completed in the second half of 2009. Costs in the first quarter of 2009 were higher than in 2010 due to both the EmbraceAC trial and the close-out of the Phase 2b trial of budiodarone, the company’s product candidate for the treatment of atrial fibrillation. External research and development expenses were already substantially reduced going into the first quarter of 2010 due to the restructuring of operations that occurred in the fourth quarter of 2009. The additional February restructuring, which reduced ARYx’s workforce to 17 employees, also significantly reduced internal research and development spend. These savings began to take full effect in March of this year.  The company’s second quarter 2010 research and development expenses are expected to be lower than the first quarter 2010 due to the continued impact of the reduction in research and development activities.

General and administrative expenses were $3.8 million during the first quarter of 2010 and $2.6 million during the first quarter of 2009. The increase in expense for 2010 is primarily due to severance pay and other costs related to the February restructuring, partially offset by savings realized due to these restructuring activities.

In the fourth quarter of 2009, ARYx announced a committed equity line of financing with Commerce Court Small Cap Value Fund. As of March 31, 2010, the equity line facility had been fully utilized by the issuance of the maximum number of shares available under the agreement, providing ARYx with net proceeds of $7.2 million.

Conference Call and Webcast Information

ARYx will host a conference call and simultaneous Webcast today at 8:00 a.m. Pacific Time to review the results for the first quarter of 2010 and to provide a general business update on the company. The Webcast will be available live via the Internet by accessing the ARYx Website at http://www.aryx.com. Alternatively, the call can be accessed by dialing 877-303-6148. Participants outside of the U.S. should dial 678-809-1064. The passcode for the call is 73237700. Replays of the call will be available through June 18, 2010 at ARYx’s Website.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (ATI-5923); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (ATI-2042); and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the initiation of Phase 3 programs for ATI-7505 and tecarfarin, anticipated regulatory filings with the FDA and the likelihood of regulatory success, the potential safety and efficacy and commercial potential of ARYx’s product candidates, the occurrence and likelihood of a partnering and/or strategic transaction with respect to ARYx’s lead product candidates and assets on optimal terms or at all,  the ability of preliminary clinical data and trends to be predictive of future data or results, the sufficiency of ARY’x cash resources to continue operations into September 2010 and ARYx’s ability to raise further funding on favorable terms or at all. Words such as “believes,” “could,” “should,” “would,” “will,” “is intended to,” estimates,” “expects,” “expected to be” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that ARYx will need substantial additional funding and may be unable to raise capital when needed which would force ARYx to limit or cease its operations and related product development programs, the risk that ARYx has incurred significant operating losses since inception and expects to continue to incur substantial and increasing losses for the foreseeable future and may never achieve or sustain profitability, the risk that ARYx’s loan agreements impose restrictions on the company that may adversely affect ARYx’s ability to operate its business, the risk that ARYx’s success depends substantially on its most advanced product candidates, the risk that any collaborative arrangements will likely place the development of ARYx’s product candidates outside of its control, the risk that ARYx depends on collaborative arrangements to complete the development and commercialization of each of its product candidates and ARYx may have to alter its development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and ATI-7505, the risk that ARYx’s product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for its product candidates could severely harm ARYx’s business, and the risk that third party manufacturers could delay or prevent the clinical development of ARYx’s product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$6,297	$7,409
Marketable securities	—	353
Other current assets	972	1,045
Total current assets	7,269	8,807
Property and equipment, net	2,006	2,258
Other assets	1,300	1,341
Total assets	$10,575	$12,406

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$1,814	$2,574
Current portion of long-term borrowings	5,431	6,107
Total current liabilities	7,245	8,681
Long-term borrowings	4,780	5,588
Other non-current liabilities	954	1,053
Stockholders’ equity:
Common stock	34	28
Additional paid-in capital and other	191,061	184,165
Accumulated deficit	(193,499)	(187,109)
Total stockholders’ equity (deficit)	(2,404)	(2,916)
Total liabilities and stockholders’ equity (deficit)	$10,575	$12,406

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the three months ended
	March 31,	March 31,
	2010	2009
	(unaudited)

Revenue	$—	$—

Costs and expenses:
Research and development	2,242	6,789
Selling, general and administrative	3,777	2,603
Total costs and expenses	6,019	9,392
Loss from operations	(6,019)	(9,392)

Interest and other income, net	63	54
Interest expense	(434)	(500)
Net loss	(6,390)	(9,838)

Basic and diluted net loss per share	$(0.22)	$(0.36)
Weighted average shares used to compute basic and diluted net loss per share	29,349	27,345